UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 18, 2012

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment both domestically and internationally. AT&T employs approximately 240,000 individuals and provides pension benefits to approximately 600,000 employees and retirees.

On October 18, 2012, AT&T filed an application with the U.S. Department of Labor (the “Application”) for approval to contribute in-kind assets to the trust used to pay pension benefits under plans sponsored by AT&T and its affiliates (the Trust). Specifically, AT&T’s Application will seek authorization to contribute a preferred equity interest in its wireless business. AT&T will work with the Department of Labor to obtain approval before the end of 2013.

This preferred equity interest, with a fair market value of approximately $9.5 billion, consists of a newly-created class of preferred equity (Preferred Interest) in AT&T Mobility II LLC (Mobility), the holding company for AT&T’s wireless business; currently, all equity of Mobility is held by AT&T’s wholly-owned subsidiaries.

As reported in the AT&T Annual Report on Form 10-K for the year ended December 31, 2011, the present value of AT&T’s pension liabilities exceeded the fair value of trust assets by approximately $10.2 billion at December 31, 2011. This contribution will significantly improve the funded status of the Plan, enhancing the strength of the trust for AT&T’s employees and retirees. Prior to the contribution of the Preferred Interest, the estimated required contribution for 2013 is approximately $300 million.

The Preferred Interest does not have voting rights or any other management rights in the operation of Mobility. The Preferred Interest has a specified liquidation value and liquidation priority over other equity interests of Mobility. The Preferred Interest will entitle the Trust to cumulative cash distributions of approximately $560 million per annum. In the event AT&T is in arrears in distribution on the Preferred Interest, it agrees it will not declare a dividend on AT&T common stock or purchase shares authorized under repurchase programs. The Preferred Interest is not transferable except as described below.

After a period of five years from the contribution or if earlier, the date upon which the Trust is fully funded as calculated under U.S. generally accepted accounting principles, AT&T has the right to purchase the Preferred Interest. In addition, AT&T will have the right to purchase the Preferred Interest in the event AT&T’s ownership of Mobility is less than fifty percent (50%) or there is a transaction that results in a spin-off of more than fifty percent (50%) of the Trust’s assets (collectively, a change of control).  The Trust has the right to require AT&T to purchase the Preferred Interest in installments as specified in the Application upon the occurrence of any of the following:  1) at any time after a seven-year period from the contribution, (2) upon a change of control if AT&T or its affiliates do not exercise the purchase option, or (3) at any time if the ratio of debt to total capitalization of Mobility exceeds that of AT&T. In the event AT&T purchases the Preferred Interest, AT&T may elect to settle in shares of AT&T common stock.

The above discussion of the proposed contribution does not purport to be complete and is qualified in its entirety by reference to the Application, which is filed as exhibit 99.1 hereto, and is incorporated into this filing by reference.

AT&T expects that diluted earnings per share will not be materially different than if this contribution of Preferred Interest had not occurred. Cash flows from operations will not be impacted by the actual contribution of the Preferred Interest, other than by the tax deduction resulting from the contribution. Quarterly cash distributions on the Preferred Interest will be treated as noncontrolling interest distributions, which may be tax deductible.

We do not expect the transaction to have a material impact on AT&T’s ability to pay or increase its dividend or to execute on share repurchase plans. Those actions, however, are at the discretion of the Board of Directors.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T application with the U.S. Department of Labor

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: October 18, 2012	By: /s/ Paul W. Stephens Paul W. Stephens Senior Vice President and Controller